Exhibit 99.1

FIRST KEYSTONE ANNOUNCES 2016 EARNINGS

Berwick, Pennsylvania – January 30, 2017 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $9,472,000 for the year ended December 31, 2016, an increase of 3.3% over the year end income for 2015. Reductions in non-interest expense were the primary driver of the increase in net income for the year. Income per share was $1.68 for the 12 month period compared to $1.64 for the same period in 2015. For the year, cash dividends equaled $1.08 per share.

Net interest income for the year 2016, was $26,361,000. This is a slight reduction from the same period in 2015. Total interest income was essentially unchanged from 2015 while interest expense increased by $316,000 due to higher interest expense on deposits.

Non-interest income, excluding net investment securities gains and gains from life insurance proceeds, decreased by $401,000, compared to the same period last year. Lower gains on sales of mortgage loans and trust department income also contributed to the reduction. Net investment securities gains decreased by $367,000.

Non-interest expense was lower for the year ended December 31, 2016 by $674,000 as compared to 2015, or 3.2%. Salaries and employee benefits decreased, as did occupancy, furniture and equipment costs and FDIC insurance expense.

Income tax expense was $126,000 lower in 2016 as compared to 2015 as a larger share of our interest income came from tax-free municipal bonds and tax-free loans to local municipalities.

Total assets increased to $984,283,000 as of December 31, 2016, as compared to $983,489,000 at year end 2015. Net loans increased to $515,025,000, or 1.0%. Total investment securities decreased slightly to $379,641,000.

Deposits grew to $725,982,000 while non-interest bearing deposits rose to $110,314,000. Borrowings decreased from $150,771,000 to $144,406,000.

Stockholder’s equity increased by $1,247,000 to $109,685,000. Retained earnings grew by $3,382,000 while the decrease in accumulated other comprehensive income was $3,454,000.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.